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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FIBERTOWER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

November     , 2009

To Our Stockholders:

        On behalf of our Board of Directors, we are pleased to invite you to attend a Special Meeting of the Stockholders of FiberTower Corporation. As indicated in the accompanying Notice of Special Meeting of Stockholders, the Special Meeting will be held at our principal executive offices, located at 185 Berry Street, Suite 4800, San Francisco, California 94107, on Tuesday, December 15, 2009 at 8:30 a.m., local time. At the Special Meeting, we will act on the matters described in the accompanying Proxy Statement and there will be an opportunity to discuss other matters of interest to you as a stockholder.

        Your vote is very important. Please vote before the meeting by Internet or telephone proxy as described in the accompanying Proxy Statement, even if you plan to attend the Special Meeting in person. Alternatively, you may date, sign and mail the enclosed proxy in the envelope provided. We look forward to seeing you at the Special Meeting.

Sincerely,

Kurt J. Van Wagenen President and Chief Executive Officer

FIBERTOWER CORPORATION
185 Berry Street, Suite 4800
San Francisco, California 94107

Notice of Special Meeting of the Stockholders
to be held on December 15, 2009

        A Special Meeting of the Stockholders (the "Special Meeting) of FiberTower Corporation will be held at our principal executive offices, located at 185 Berry Street, Suite 4800, San Francisco, California 94107, on Tuesday, December 15, 2009 at 8:30 a.m., local time, for the following purposes:

        1.     To approve the issuance of up to 336,738,828 shares of our common stock (subject to adjustment as described herein) upon the mandatory redemption (the "Mandatory Redemption") of our 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (the "Interim Notes"). The number of shares to be issued in the Mandatory Redemption is subject to adjustment for a 1-for-10 reverse stock split and subject to proportional increase upon certain issuances by us of shares of common stock, or securities convertible into or exercisable or exchangeable for shares of our common stock, prior to the date of the Mandatory Redemption. The Interim Notes will be issued in exchange for our existing 9.00% Convertible Senior Secured Notes due 2012 through an exchange offer that is currently expected to expire at 5:00 p.m., New York City time, on December 1, 2009. The Interim Notes will be mandatorily redeemable by us for a combination of cash, shares of our common stock and new 9.00% Senior Secured Notes promptly upon the satisfaction of certain conditions, including receipt of the stockholder approval to which the Special Meeting relates;

        2.     To approve the adjournment of the Special Meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies; and

        3.     To consider and act upon any other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.

        The holders of record of the Company's common stock at the close of business on November 2, 2009 are entitled to notice of and to vote at the Special Meeting.

Sincerely, Thomas A. Scott Chief Financial Officer and Secretary

San Francisco, California
November     , 2009

        Please authorize your proxy and direct your vote even if you plan to attend the Special Meeting in person. You may do so by Internet or telephone as described in the accompanying Proxy Statement. Alternatively, you may date and sign the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy, no postage is required if mailed in the United States. If you attend the Special Meeting in person and want to withdraw your proxy, you may do so as described in the accompanying Proxy Statement and vote in person on all matters properly brought before the Special Meeting.

i

FIBERTOWER CORPORATION
185 Berry Street, Suite 4800
San Francisco, California 94107

PROXY STATEMENT

Special Meeting of the Stockholders
to be held on December 15, 2009

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on December 15, 2009:

        This Proxy Statement is available on the internet at www.envisionreports.com/FTWR.

THE SPECIAL MEETING

Purpose, Place, Date and Time

        We are providing this Proxy Statement to you in connection with the solicitation on behalf of our Board of Directors of proxies to be voted at the Special Meeting of the Stockholders (the "Special Meeting") or any adjournment or postponement of that meeting. The Special Meeting will be held at our principal executive offices, located at 185 Berry Street, Suite 4800, San Francisco, California 94107, on Tuesday, December 15, 2009 at 8:30 a.m., local time, for the purposes set forth in the accompanying Notice of Special Meeting of the Stockholders. Directions to the Special Meeting are available at the following link: http://www.fibertower.com/corp/company-contacts.php. This Proxy Statement and the accompanying proxy card are being first mailed or otherwise delivered to stockholders on or about November     , 2009.

Record Date; Stockholders Entitled to Vote; Quorum; Vote Required

        Holders of record of our common stock at the close of business on November 2, 2009, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting. At the close of business on the record date, we had 151,285,539 shares of common stock outstanding. Each share of our common stock is entitled to one vote per share on each matter proposed.

        A quorum of stockholders is necessary for a valid Special Meeting. A quorum is comprised of the holders of a majority of the outstanding shares of common stock attending the Special Meeting personally or represented by proxy.

        Approval of (1) the issuance of shares of our common stock in the mandatory redemption (the "Mandatory Redemption") of our 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (the "Interim Notes") and (2) the adjournment of the Special Meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies will require the approval of a majority of the votes cast (including abstentions). Abstentions will be included in determining the number of shares present at the Special Meeting for the purpose of determining the presence of a quorum and for purposes of determining the number of votes cast. As a result, abstentions will have the effect of a negative vote when determining whether the proposals have been approved.

Voting of Proxies

        You may use the enclosed postage-paid envelope to return the proxy or voting form that accompanies this Proxy Statement. However, we would prefer that you vote instead by internet or telephone if possible, which saves us money.

        Shares Held of Record.    Stockholders with shares registered in their names at Computershare Investor Services LLC, our transfer agent and registrar, may authorize a proxy by internet at

www.envisionreports.com/FTWR, or by telephone by calling Computershare at 1-800-652-VOTE (8683). Proxies submitted through Computershare by internet or telephone must be received by 1:00 a.m. Central time on December 15, 2009. Giving a proxy will not affect your right to vote in person if you decide to attend the Special Meeting.

        Shares Held in a Bank or Brokerage Account.    A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through one of these programs must also be received by 11:59 p.m. Eastern time on December 14, 2009. Directing your vote in this manner will not affect your right to vote in person if you decide to attend the Special Meeting; however, you must first request a legal proxy either on the internet or by using their voting form that accompanies this Proxy Statement. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

        The internet and telephone proxy procedures are designed to authenticate stockholders' identities, allow stockholders to give their proxy instructions, and confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of their shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that must be borne by the stockholder.

Revocation of Proxies

        You can revoke your proxy before it is exercised at the Special Meeting in any of three ways:

  •
  by submitting written notice to our Secretary before the Special Meeting that you have revoked your proxy;

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  by timely submitting another proxy by internet, telephone or mail that is later dated and, if by mail, that is properly signed; or

  •
  by voting in person at the Special Meeting, provided that you have a valid proxy to do so if you are not the record holder of the shares.

Expenses of Solicitation

        We will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax and in person by regular employees and directors of the Company, none of whom will receive additional compensation for such services. We have engaged D.F. King & Co., Inc. to provide proxy solicitation services in connection with our Special Meeting at an estimated cost of $7,500 plus reasonable expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Other Matters To Be Acted on at the Special Meeting

        At the Special Meeting, we will act only on the matters indicated on the accompanying Notice and on procedural matters related to the Special Meeting.

If You Have Questions

        If you have any questions or need assistance in voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., toll free at (800) 714-3313 or collect at (212) 269-5550.

PROPOSAL NO. 1: APPROVAL OF THE ISSUANCE OF
SHARES OF COMMON STOCK IN THE MANDATORY REDEMPTION

Description of the Proposal

        Our Board of Directors is requesting that the stockholders approve the issuance of up to 336,738,828 shares of our common stock (subject to adjustment as described below) in the Mandatory Redemption.

Number of Shares To Be Issued

        Assuming no change in circumstances, up to 336,738,828 shares of our common stock could be issued in the Mandatory Redemption. However, the number of shares to be issued is subject to adjustment for a 1-for-10 reverse stock split that we will effect prior to the Mandatory Redemption. In addition, we agreed in the indenture governing the Interim Notes that, prior to the earlier of the date of the Mandatory Redemption and May 1, 2010, we will not issue any new shares of our common stock, or securities convertible into or exercisable or exchangeable for shares of our common stock, unless we make an appropriate increase in the number of shares of our common stock to be issued in the Mandatory Redemption, such that the shares of our common stock issuable to the holders of Interim Notes in the Mandatory Redemption, assuming that all of our existing 9.00% Convertible Senior Secured Notes due 2012 (the "Existing Notes") were exchanged for Interim Notes in the exchange offer and consent solicitation that we are currently conducting (the "Exchange Offer"), would constitute 69% of the outstanding shares of our common stock on a fully diluted basis after the Mandatory Redemption (excluding shares of our common stock issuable upon the exercise of stock options granted to our employees, officers and directors and excluding shares of our common stock issuable upon exercise of warrants or convertible securities outstanding as of the date of the completion of the Exchange Offer). Notwithstanding the foregoing, the following shall not require any adjustment to the number of shares of our common stock to be issued in the Mandatory Redemption: (1) the award of stock options and restricted common stock to our officers, directors and employees for compensation purposes in the ordinary course of business; (2) the issuance of shares of our common stock upon the exercise of stock options or warrants outstanding as of the date of the completion of the Exchange Offer or issued after such date pursuant to the foregoing clause (1); (3) the issuance of shares of our common stock upon the exercise of the conversion rights of the Existing Notes or the Interim Notes; (4) the issuance of any Interim Notes after the completion of the Exchange Offer in exchange for Existing Notes on terms no less favorable to us than the terms of the Exchange Offer; and (5) the issuance of the shares of our common stock in the Mandatory Redemption.

Vote Required

        Approval of Proposal No. 1 will require the approval of a majority of the votes cast (including abstentions). Abstentions will be included in determining the number of votes cast. As a result, abstentions will have the effect of a negative vote when determining whether Proposal No. 1 has been approved.

Board Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSAL NO. 1.

        It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies FOR the approval of Proposal No. 1.

 The Exchange Offer and Mandatory Redemption

The Exchange Offer

        We are currently conducting the Exchange Offer, pursuant to which we have offered to exchange any and all of our outstanding Existing Notes for Interim Notes. The Exchange Offer is currently expected to expire at 5:00 p.m., New York City time, on December 1, 2009.

        The consummation of the Exchange Offer is conditioned on, among other things, our receipt of consents with respect to more than 50% of the aggregate principal amount of the Existing Notes approving certain proposed amendments to the terms of the Existing Notes. We have entered into separately negotiated support agreements with holders of the Existing Notes who, in the aggregate, hold 50.1% of the outstanding principal amount of the Existing Notes. Under the terms of these support agreements, those holders have agreed, among other things, to tender their Existing Notes in the Exchange Offer and to consent to the proposed amendments. Their consents are irrevocable except under specified conditions.

        For additional information regarding the Exchange Offer, please see the Offering Memorandum and Consent Solicitation Statement that was filed as an exhibit to our Tender Offer Statement filed with the Securities and Exchange Commission, or the SEC, on October 26, 2009.

The Mandatory Redemption

        The Interim Notes to be issued in the Exchange Offer are subject to mandatory redemption by us, upon the satisfaction of the conditions described below, at a redemption price per $1,000 principal amount of Interim Notes equal to:

  •
  $47.65 in cash;

  •
  1,146.16 shares of our common stock (subject to adjustment as described above under the heading "—Description of the Proposal—Number of Shares To Be Issued"); and

  •
  $425.46 in principal amount of our 9.00% Senior Secured Notes (the "New Notes").

If all of the outstanding Existing Notes are exchanged for Interim Notes and the Interim Notes are mandatorily redeemed, we will pay an aggregate of $14.0 million in cash, and will issue an aggregate of 336,738,828 shares of our common stock (subject to adjustment as described above under the heading "—Description of the Proposal—Number of Shares To Be Issued"), representing approximately 69% of our outstanding shares of common stock on a fully diluted basis (excluding shares issuable upon exercise of outstanding stock options and warrants), and $125.0 million in principal amount of New Notes, in redemption of all of the Interim Notes (such cash, shares of common stock and New Notes, collectively, are referred to in this Proxy Statement as the "Redemption Consideration").

        The conditions that must be satisfied or, with respect to the third bullet below, waived by the holders of a majority in principal amount of the Interim Notes, in order for the Mandatory Redemption to occur are:

  •
  receipt of stockholder approval in accordance with Nasdaq Stock Market requirements for the issuance of shares of common stock in the Mandatory Redemption;

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  receipt of FCC approval for the change of control of the Company that will result from the issuance of shares of common stock in the Mandatory Redemption;

  •
  the exchange for Interim Notes of not less than an aggregate of $264,416,796 in principal amount of the Existing Notes (which will amount to not less than 90% of the outstanding Existing Notes after issuance of additional Existing Notes in payment of interest on the Existing

    Notes on November 16, 2009, the next business day following Sunday, November 15, 2009, the next scheduled interest payment date for the Existing Notes) (the "90% Tender Condition");

  •
  no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits or materially restricts the consummation of the Mandatory Redemption; and

  •
  there shall not have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in the Company's reasonable judgment, following the receipt of advice of counsel, would make the Mandatory Redemption illegal.

        The 90% Tender Condition may be waived by holders of a majority in principal amount of the Interim Notes. All other conditions to the Mandatory Redemption must be satisfied and may not be waived by holders of a majority in principal amount of the Interim Notes. We are required to use our commercially reasonable efforts to cause each of the conditions to the Mandatory Redemption to be satisfied as soon as reasonably practicable following the completion of the Exchange Offer. In addition, if the conditions to the Mandatory Redemption have been satisfied, we will be required to amend our certificate of incorporation to effect a 1-for-10 reverse stock split of shares of our common stock prior to the Mandatory Redemption in order to provide a sufficient number of authorized shares of common stock for the issuance of shares in the Mandatory Redemption. Our stockholders previously granted our Board of Directors the discretionary authority to effect such a reverse stock split.

        If the Mandatory Redemption has not occurred before the close of business on May 1, 2010, the Mandatory Redemption will not occur.

        For additional information regarding the Mandatory Redemption, please see the Offering Memorandum and Consent Solicitation Statement that was filed as an exhibit to our Tender Offer Statement filed with the SEC on October 26, 2009.

Purpose of the Exchange Offer and Mandatory Redemption

        The purpose of the Exchange Offer and the subsequent Mandatory Redemption is to reduce our outstanding debt and cash interest requirements and extend the maturity of our outstanding debt. Our business does not currently generate sufficient cash flow from operations to make the interest payments on the Existing Notes or the Interim Notes. We have the option to pay interest on the Existing Notes, and will have the option to pay the interest on the Interim Notes, through November 15, 2010, by issuing additional Existing Notes or Interim Notes. Thereafter, we will be required to pay interest on the Existing Notes and, to the extent that the Interim Notes are not mandatorily redeemed, on the Interim Notes, only in cash. If the Exchange Offer and Mandatory Redemption are not completed, we may be unable to meet our cash interest requirements after November 15, 2010.

        Assuming the exchange of all of the Existing Notes for Interim Notes and the occurrence of the Mandatory Redemption, we will reduce our outstanding indebtedness, which was approximately $307.4 million on October 30, 2009, to approximately $125.0 million. The New Notes will accrue interest at 9% per year, but only one-third of the interest will be payable in cash, with the remaining two-thirds payable by the issuance of additional New Notes. The maturity of our indebtedness will also be extended since the New Notes will mature six years after the date of the Mandatory Redemption, whereas the Existing Notes and the Interim Notes will mature on November 15, 2012. We will retire and cancel all Existing Notes acquired by us pursuant to the exchange offer.

        Our Board of Directors believes that the Exchange Offer and Mandatory Redemption are in the best interests of our stockholders. Our business is in its early stages, and as such we have invested heavily in capital requirements to build and expand our network. As a result, we have incurred net losses and negative cash flows from operating and investing activities since our inception, and we expect that we will continue to generate significant operating and net losses and negative cash flows for the next few years as we continue to invest to expand our network. We hope that by reducing our cash interest payments and extending the maturity of our debt, we will be able to increase our financial and operational flexibility to grow our cash flow from operating activities to a level sufficient to service our debt. If we are unable to consummate the Exchange Offer, or if the Mandatory Redemption of the Interim Notes does not occur, we may be required to consider other restructuring alternatives available to us at that time. Those alternatives may include the commencement of a Chapter 11 proceeding, with or without a pre-arranged plan of reorganization. There can be no assurance that any alternative out-of-court restructuring arrangement or plan will be pursued or accomplished. Any alternative recapitalization or reorganization could be on terms less favorable to our stockholders than the terms of the Mandatory Redemption. As a result, our Board of Directors recommends a vote "for" the approval of the issuance of shares of common stock in the Mandatory Redemption, the approval of which is a condition precedent to our ability to complete the Mandatory Redemption and reduce our debt and cash interest requirements as described above.

        In connection with the evaluation of the Exchange Offer and Mandatory Redemption by our Board of Directors, our financial advisor, RBC Capital Markets Corporation, or RBC, rendered a written opinion to our Board of Directors on October 22, 2009 that, as of such date and subject to the assumptions, qualifications and limitations set forth in its opinion, the Redemption Consideration was fair, from a financial point of view, to our stockholders. RBC's opinion was approved by RBC's Fairness Opinion Committee. The full text of RBC's opinion is included as Annex A to this Proxy Statement. We encourage you to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. For additional information about RBC's opinion, please see "—Opinion of Our Financial Advisor," below. RBC's opinion was addressed to, and provided for the information and assistance of, our Board of Directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the issuance of shares of common stock in the Mandatory Redemption.

 Why We Are Seeking Stockholder Approval

Nasdaq Rules

        Rule 5635(d)(2) of The Nasdaq Stock Market ("Nasdaq") Listing Rules requires stockholder approval for the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock), other than in a public offering, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, at a price per share less than the greater of the book or market value of the stock. In addition, Rule 5635(b) of the Nasdaq Listing Rules requires stockholder approval when the issuance or potential issuance will result in a "change of control" of a company. Nasdaq has not provided definitive guidance as to the definition of change of control or a percentage threshold of ownership or voting power at which it believes such a change of control has occurred.

        Our common stock is listed on the Nasdaq Global Market and, therefore, we are subject to the Nasdaq Listing Rules. We are seeking stockholder approval pursuant to Rule 5635(d)(2) because, should the Mandatory Redemption occur, it could result in an effective price per share of common stock to the holders of the Interim Notes that is less than $            , the book value of our common stock on the day prior to the date of this Proxy Statement (which could potentially be different as of the closing date of the Mandatory Redemption), and if the maximum number of shares of common stock is issued in the Mandatory Redemption, such shares would represent approximately 69% of our outstanding shares of common stock on a fully diluted basis (excluding shares issuable upon exercise of outstanding stock options and warrants).

        We are also seeking stockholder approval pursuant to Rule 5635(b) in the event that the Mandatory Redemption were to be considered by Nasdaq to constitute a change of control of FiberTower Corporation under the Rule. As noted above, Nasdaq has not provided definitive guidance as to the definition of change of control or a percentage threshold of ownership or voting power at which it believes such a change of control has occurred. Based on their current ownership of our Existing Notes, we believe it is possible that, depending on their ownership of Interim Notes and the number of shares of our common stock outstanding at the time of the Mandatory Redemption, entities affiliated with Solus Alternative Asset Management LP could receive, through the Mandatory Redemption, a number of shares of our common stock that in the aggregate represents approximately 20% of our common stock following the Mandatory Redemption. Although we are not currently aware of any other investor that might acquire beneficial ownership of 20% or more of our common stock through the Exchange Offer and Mandatory Redemption, the ownership of the Existing Notes and, following the Exchange Offer, the Interim Notes could change, and therefore the Mandatory Redemption could result in other investors not currently known to us also beneficially owning 20% or more of our common stock. As a result, it is possible that Nasdaq could take the position that the Mandatory Redemption constitutes a change of control for purposes of the Rule.

        Your approval of the issuance of the shares of common stock in the Mandatory Redemption will be deemed to be an approval of such issuance for purposes of both Rule 5635(b) and Rule 5635(d)(2).

Terms of the Interim Notes

        Pursuant to the Indenture governing the Interim Notes, we will be required to use our commercially reasonable efforts to cause each of the conditions to the Mandatory Redemption, including stockholder approval of the issuance of shares of common stock in the Mandatory Redemption, to be satisfied as soon as reasonably practicable following the completion of the Exchange Offer.

Certain Considerations

The completion of the Mandatory Redemption will result in substantial dilution to our current stockholders.

        If all of the outstanding Existing Notes are exchanged for Interim Notes and the Interim Notes are mandatorily redeemed, we will issue an aggregate of 336,738,828 shares of our common stock (subject to adjustment as described above under the heading "—Description of the Proposal—Number of Shares To Be Issued"), representing approximately 69% of our outstanding shares of common stock on a fully diluted basis (excluding shares issuable upon exercise of outstanding stock options and warrants), to the holders of the Interim Notes. As a result, following the Mandatory Redemption, the aggregate ownership interest of our current stockholders will be reduced from 100% to approximately 31%.

If the Mandatory Redemption of the Interim Notes does not occur, we will consider all other restructuring alternatives available to us at that time. Any alternative recapitalization or reorganization could be on terms less favorable to our stockholders than the terms of the Mandatory Redemption.

        If the Mandatory Redemption of the Interim Notes does not occur, we may be required to consider other restructuring alternatives available to us at that time. Those alternatives may include the commencement of a Chapter 11 proceeding, with or without a pre-arranged plan of reorganization. Moreover, there can be no assurance that any alternative out-of-court restructuring arrangement or plan will be pursued or accomplished. Any alternative recapitalization or reorganization could be on terms less favorable to our stockholders than the terms of the Mandatory Redemption. If a protracted and non-orderly reorganization were to occur, there is a risk that the ability of our stockholders to recover their investment would be substantially delayed and/or impaired.

A long and protracted restructuring could cause us to lose key management employees and otherwise adversely affect our business.

        If the Mandatory Redemption of the Interim Notes does not occur, any alternative we pursue, whether in or out of court, may take substantially longer to consummate than the Exchange Offer and Mandatory Redemption. A protracted financial restructuring could disrupt our business and would divert the attention of our management from operation of our business and implementation of our business plan. It is likely that such a prolonged financial restructuring or bankruptcy proceeding would cause us to lose many of our key management employees, including the most senior members of management. Such losses of key management employees would likely make it difficult for us to complete a financial restructuring and may make it less likely that we will be able to continue as a viable business.

        The uncertainty surrounding a prolonged financial restructuring could also have other adverse effects on us. For example, it could also adversely affect:

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  our ability to raise additional capital;

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  our ability to capitalize on business opportunities and react to competitive pressures;

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  our ability to attract and retain employees;

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  our liquidity;

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  how our business is viewed by investors, lenders, strategic partners or customers; and

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  our enterprise value.

Interests of Our Directors and Executive Officers

        In considering whether to approve the issuance of shares of common stock in the Mandatory Redemption, you should be aware that certain of our directors and executive officers have interests in the completion of the Mandatory Redemption that may be different from, or in addition to, the interests of our stockholders generally.

        All unvested stock options and restricted stock held by our President and Chief Executive Officer, Kurt J. Van Wagenen, will automatically vest in full six months after the completion of the Mandatory Redemption if Mr. Van Wagenen remains employed by us at that time. All unvested stock options and restricted stock held by our other executive officers will automatically vest in full upon the completion of the Mandatory Redemption. The table below shows the number of shares of restricted stock and options that will vest on an accelerated basis assuming that the Mandatory Redemption occurs during the second half of December 2009, and the exercise price of such options.

Name	Shares of Restricted Stock Subject to Accelerated Vesting		Shares Issuable Under Options Subject to Accelerated Vesting	Exercise Price
Kurt J. Van Wagenen	656,250	(1)
			500,000	$0.14
			656,253	$1.43
Thomas A. Scott	425,000	(2)
			250,000	$0.14
			50,003	$7.74
Ravi Potharlanka	425,000	(2)
			250,000	$0.14
			65,009	$7.74
Joseph M. Sandri, Jr.	93,000
			200,000	$0.14
			11,251	$7.74
David L. Jones	106,650
			200,000	$0.14
			19,000	$7.74
Patrick J. Coughlin	—
			200,000	$0.14

(1)
These shares of restricted stock would otherwise vest in thirds on April 9, 2010, 2011 and 2012.

(2)
As described below, 166,667 of these shares of restricted stock would otherwise vest on January 1, 2010, and 83,333 of these shares of restricted stock would otherwise vest on January 1, 2011.

        In addition, in February 2008, Messrs. Scott and Potharlanka signed retention agreements with us. Pursuant to the terms of these agreements, if they remain employed by us on the applicable dates, on January 1, 2010, each of them will be paid $666,667 and 166,667 shares of restricted stock granted to them will vest, and on January 1, 2011, each of them will be paid $333,333, and 83,333 shares of restricted stock granted to them will vest. In April 2008, Mr. Van Wagenen joined the company and signed a similar retention agreement pursuant to which he will be paid $666,667 on April 9, 2010 and $333,333 on April 9, 2011 if he remains employed by us on those dates. These retention agreements have change of control provisions that would cause these cash payments (and, in the case of Messrs. Scott and Potharlanka, the vesting of restricted stock) to be accelerated. As a result, each of Messrs. Van Wagenen, Scott and Potharlanka will become entitled to a payment of $1,000,000 upon completion of the Mandatory Redemption, and Messrs. Scott and Potharlanka's restricted stock will vest on an accelerated basis, as noted in the table above.

        The Compensation Committee of our Board of Directors is currently in discussions with Messrs. Van Wagenen, Scott and Potharlanka regarding potential waivers of certain portions of the accelerated vesting described above, but there can be no assurances that any agreement will be reached.

        If the Exchange Offer is consummated and the Mandatory Redemption occurs, a majority of the individuals serving on our Board of Directors will resign and be replaced by the individual named below and two additional individuals with wireless industry experience to be determined. All of our directors, other than John P. Kelly, Philip M. Kelley, Steven D. Scheiwe and Mr. Van Wagenen, have submitted resignations that will only be effective upon the occurrence of the Mandatory Redemption. It is anticipated that the four remaining directors will remain on the Board of Directors following the Mandatory Redemption. Following the Mandatory Redemption, the remaining directors will appoint the following individual and the two additional individuals to be determined to fill the vacancies on the Board of Directors and also elect John P. Kelly as the Chairman of the Board of Directors.

        John Kevin Braniff—Mr. Braniff has been Managing Partner of Black Raven Partners LLC since 2006. Prior to that, he was a Managing Director and a member of the Board of Directors of UBS Investment Bank from 2000 to 2005. Mr. Braniff has also previously held positions at Paine Webber, Salomon Brothers, Hambrecht & Quist and Drexel Burnham Lambert.

        Subsidiaries of Crown Castle Investment Corp. ("Crown Castle Investment"), which owns approximately 17.4% of our common stock, lease communications facilities to us and provide services pertaining to our network operations center. During the year ended December 31, 2008, we paid these subsidiaries of Crown Castle Investment approximately $3.0 million under these leases and service arrangements. We have recently extended our master lease agreement with these entities for another five years, some portions of which will only be effective upon the Mandatory Redemption. The parties have also agreed to cooperate on the marketing of our backhaul services at Crown Castle tower sites. John P. Kelly, a member of our Board of Directors, is Executive Vice Chairman of Crown Castle International Corp. ("Crown Castle"), the sole stockholder of Crown Castle Investment. Philip M. Kelley, also a member of our Board of Directors, is currently the Senior Vice President—Corporate Development and Strategy of Crown Castle.

Unaudited Pro Forma Condensed Consolidated Financial Data

        The following unaudited pro forma condensed consolidated financial data as of and for the six months ended June 30, 2009 and for the year ended December 31, 2008 have been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference into this Proxy Statement. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2009 gives effect to the exchange of Existing Notes for Interim Notes, including fees and expenses, assuming that 100% of our outstanding Existing Notes are exchanged for Interim Notes, and further assumes that the Interim Notes are then mandatorily redeemed for New Notes, cash and common stock, pursuant to the mandatory redemption provisions of the Interim Notes, as if all such transactions had occurred on June 30, 2009. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2009 and the year ended December 31, 2008 give effect to the foregoing transactions as if they had occurred on January 1, 2009 and January 1, 2008, respectively. However, the share and per share information in the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2009 and the year ended December 31, 2008, has not been adjusted for the 1-for-10 reverse stock split that will occur prior to the Mandatory Redemption.

        The pro forma condensed consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that actually would have been reported had the foregoing transactions been completed, nor are they indicative of our future financial position or results of operations.

        The pro forma condensed consolidated financial data are unaudited and based on assumptions that we believe are reasonable, and should be read in conjunction with our consolidated historical financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended June 30, 2009, which are incorporated by reference into this Proxy Statement.

        The pro forma condensed consolidated financial data exclude the effects of non-recurring adjustments relating to the foregoing transactions, including the following:

  •
  The pro forma condensed consolidated statements of operations for the six months ended June 30, 2009 and the year ended December 31, 2008 do not include losses from the Mandatory Redemption of the Interim Notes and issuance of New Notes, cash and common stock.

FIBERTOWER CORPORATION

Unaudited Pro Forma Condensed Consolidated Balance Sheets
as of June 30, 2009

(In thousands)

	Historical	Exchange Offer Pro Forma Adjustments		Exchange Offer Pro Forma	Mandatory Redemption Pro Forma Adjustments		Pro Forma
Assets:
Current assets:
Cash and cash equivalents	$89,660	$(4,000	)(a)	$85,660	$(26,128	)(c)	$59,532
Restricted cash	—	—		—	3,806	(c)	3,806
Accounts receivable	6,294	—		6,294	—		6,294
Prepaid expenses and other current assets	1,979	—		1,979	—		1,979

Total current assets	97,933	(4,000)		93,933	(22,322)		71,611
Restricted cash	—	—		—	8,322	(c)	8,322
Property and equipment, net	227,212	—		227,212	—		227,212
FCC licenses	287,495	—		287,495	—		287,495
Debt issuance costs, net	5,798	—		5,798	(5,798	)(c)	—
Intangible and other long-term assets, net	4,023	—		4,023	—		4,023

Total assets	$622,461	$(4,000)		$618,461	$(19,798)		$598,663

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable and other accrued liabilities	$7,311	$—		$7,311	$—		$7,311
Accrued interest payable	3,829	—		3,829	(3,829	)(c)	—

Total current liabilities	11,140	—		11,140	(3,829)		7,311
Other long term liabilities	15,235	—		15,235	—		15,235
Convertible senior secured notes ("Existing Notes")	304,522	(304,522	)(b)	—	—		—
Mandatorily redeemable convertible senior secured notes ("Interim Notes")	—	304,522	(b)	304,522	(304,522	)(c)	—
Senior secured notes ("New Notes")	—	—		—	125,000	(c)	125,000
Deferred tax liability	71,904	—		71,904	—		71,904

Total liabilities	402,801	—		402,801	(183,351)		219,450
Stockholders' equity:
Common stock	796,533	—		796,533	528,681	(c)	1,325,214
Accumulated deficit	(576,873)	(4,000	)(a)	(580,873)	(365,128	)(c)	(946,001)

Total stockholders' equity	219,660	(4,000)		215,660	163,553		379,213

Total liabilities and stockholders' equity	$622,461	$(4,000)		$618,461	$(19,798)		$598,663

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

FIBERTOWER CORPORATION

Unaudited Pro Forma Condensed Consolidated Statements of Operations
for the Year Ended December 31, 2008

(In thousands, except per share data)

	Historical	Exchange Offer Pro Forma Adjustments	Exchange Offer Pro Forma	Mandatory Redemption Pro Forma Adjustments		Pro Forma
Service revenues	$49,227	$—	$49,227	$—		$49,227
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	63,369	—	63,369	—		63,369
Cost of service revenues—impairment of long-lived assets and other charges	16,439	—	16,439	—		16,439
Sales and marketing	5,456	—	5,456	—		5,456
General and administrative	20,237	—	20,237	—		20,237
Depreciation and amortization	24,897	—	24,897	—		24,897
Restructuring charges	6,087	—	6,087	—		6,087
Impairment of FCC licenses	54,505		54,505	—		54,505
Impairment of goodwill	86,093		86,093	—		86,093

Total operating expenses	277,083	—	277,083	—		277,083

Loss from operations	(277,856)	—	(277,856)	—		(277,856)

Other income (expense):
Interest income	5,316	—	5,316	—		5,316
Interest expense	(47,742)	—	(47,742)	40,059	(e)	(7,683)
Miscellaneous income, net	264	—	264	—		264

Total other income (expense), net	(42,162)	—	(42,162)	40,059		(2,103)

Income (loss) before income taxes	(270,018)	—	(270,018)	40,059		(229,959)
Income tax (provision) benefit	20,189	—	20,189	—	(f)	20,189

Net income (loss)	$(249,829)	$—	$(249,829)	$40,059		$(209,770)

Net income (loss) per share attributable to common stockholders:
Basic	$(1.67) (d)		$(1.67)			$(0.43)

Diluted	$(1.67)		$(1.67)			$(0.43)

Shares used in computing net income (loss) per share:
Basic	144,622 (d)		144,622	336,740	(c)	481,361

Diluted	144,622		144,622	336,740		481,361

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

FIBERTOWER CORPORATION

Unaudited Pro Forma Condensed Consolidated Statements of Operations
for the Six Months Ended June 30, 2009

(In thousands, except per share data)

	Historical	Exchange Offer Pro Forma Adjustments	Exchange Offer Pro Forma	Mandatory Redemption Pro Forma Adjustments		Pro Forma
Service revenues	$30,298	$—	$30,298	$—		$30,298
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	28,134	—	28,134	—		28,134
Cost of service revenues—impairment of long-lived assets and other charges	165	—	165	—		165
Sales and marketing	1,448	—	1,448	—		1,448
General and administrative	11,159	—	11,159	—		11,159
Depreciation and amortization	14,027	—	14,027	—		14,027
Restructuring charges	201	—	201	—		201

Total operating expenses	55,134	—	55,134	—		55,134

Loss from operations	(24,836)	—	(24,836)	—		(24,836)

Other income (expense):
Interest income	227	—	227	—		227
Interest expense	(27,395)	—	(27,395)	23,192	(e)	(4,203)
Gain on early extinguishment of debt (net)	98,248	—	98,248	—		98,248
Miscellaneous income, net	172		172	—		172

Total other income (expense), net	71,252	—	71,252	23,192		94,444

Income (loss) before income taxes	46,416	—	46,416	23,192		69,608
Income tax (provision) benefit	1,087	—	1,087	—	(f)	1,087

Net income (loss)	$47,503	$—	$47,503	$23,192		$70,695

Net income (loss) per share attributable to common stockholders:
Basic	$0.31		$0.31			$0.14

Diluted	$0.31		$0.31			$0.14

Shares used in computing net income (loss) per share:
Basic	146,972		146,792	336,740	(c)	483,712

Diluted	147,446		147,446	336,740		484,186

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1.
Pro Forma Adjustments

        The following pro forma adjustments are included in the unaudited pro forma condensed consolidated balance sheets and statements of operations:

          (a)   The Company currently estimates that it will spend approximately $4.0 million for legal and other costs to complete the Exchange Offer.

          (b)   To record the impact of the Exchange Offer:

            The Company has analyzed the Exchange Offer to determine whether to account for it as a troubled debt restructuring or a debt extinguishment. Since the cash flows of the Interim Notes are not substantially different from the Existing Notes, the Company has treated the Exchange Offer as a debt extinguishment. This conclusion also requires the Company to expense the exchange offer-related fees and expenses as incurred.

          (c)   To record the impact of the Mandatory Redemption:

            Upon satisfaction of the conditions for redemption, the Company will redeem 100% of the Interim Notes for a redemption price equal to:

      •
      $14.0 million in cash,

      •
      69% of the fully diluted shares of our common stock (excluding options and warrants outstanding as of June 30, 2009), currently estimated to be 337 million shares, and

      •
      $125 million in principal amount of New Notes.

    No additional amounts will be paid in such redemption for any accrued and unpaid interest on the Interim Notes. In addition, the Company will place $12.1 million in escrow to support the payment of the first three years of cash interest payments for the New Notes.

            To record the impact on the Company's outstanding indebtedness:

	Balance as of June 30, 2009	Mandatory Redemption Pro Forma Adjustments	Pro Forma
Interim Notes
Outstanding principal amount	$278,840	$(278,840)	$—
Accumulated accretion relating to principal	25,145	(25,145)	—
Accrued accretion relating to November 2009 PIK notes	1,383	(1,383)	—
Derivative value	(1,117)	1,117	—
Accumulated derivative accretion	631	(631)	—

Total Interim Notes	$304,522	$(304,522)	$—

New Notes	$—	$125,000	$125,000

Accrued interest relating to New Notes	$—	$—	$—
Accrued interest relating to Interim Notes	3,829	(3,829)	—

Total accrued interest payable	$3,829	$(3,829)	$—

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

        The above table includes accrued accretion relating to the Company's previously announced intention to pay its November 2009 interest payment on the Existing Notes with additional Existing Notes ("PIK Notes").

            To record the impact on the Company's stockholders' equity:

            The following table outlines the aggregate number of shares to be issued upon the Mandatory Redemption:

Shares outstanding as of June 30, 2009	151,288,819
Post-redemption ownership of FiberTower	31%
New shares issued upon Mandatory Redemption	336,739,629

Pro forma shares outstanding as of June 30, 2009	488,028,448

            The final amounts to be recorded in stockholders' equity will be determined by the fair market value of the common stock issued on the date the Mandatory Redemption occurs. The following table outlines the breakdown of stockholders' equity using the Company's closing price of $1.57 per share on October 21, 2009.

New shares issued upon Mandatory Redemption (000)	336,740
Per share price as of October 21, 2009	$1.57

Estimated value of equity issued upon Mandatory Redemption	$528,681

Gain/(loss) on Mandatory Redemption:
Interim Notes redeemed	$304,522
Accrued interest payable forgiven	3,829
Debt issuance costs written-off	(5,798)
Senior secured notes issued as part of Mandatory Redemption	(125,000)
Cash paid as part of Mandatory Redemption	(14,000)
Estimated value of equity issued upon Mandatory Redemption	(528,681)

Gain/(loss) on Mandatory Redemption:	$(365,128)

            In the table below, the estimated value of equity issued upon the Mandatory Redemption has been recorded as an addition to common stock. The loss on the Mandatory Redemption has been recorded as an addition to accumulated deficit.

	Balance as of June 30, 2009	Mandatory Redemption Pro Forma Adjustments	Pro Forma
Common stock	$796,533	$528,681	$1,325,214
Accumulated derivative accretion	(580,873)	(365,128)	(946,001)

Total stockholders' equity	$215,660	$163,553	$379,213

            The Company is accounting for the Mandatory Redemption as an extinguishment of debt pursuant to the guidance in SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (ASC 470, subtopic 50). In evaluating the accounting treatment, the Company considered whether the transaction should be accounted for pursuant to the guidance in SFAS No. 15, Accounting by Debtors and Creditors for

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

    Troubled Debt Restructurings (ASC 470, subtopic 60). This guidance requires an evaluation as to whether a debtor is experiencing financial difficulty and a determination as to whether a creditor has granted a concession. Both conditions must be present in order to apply the guidance in ASC 470, subtopic 60. Creditors are considered to have granted a concession if the debtor's effective borrowing rate on the restructured debt is less than the effective borrowing rate of the old debt immediately before the restructuring and does not represent an effective interest rate the debtor could otherwise obtain in the marketplace. Based on the Company's closing stock price of $1.57 per share on October 21, 2009, the creditors are not deemed to be granting a concession. The Company will continue to evaluate the impact of the Company's stock price on the final accounting treatment. If the stock price on the final redemption date is below $0.54 per share ($5.40 per share on a post-reverse stock split basis), the Company believes it will need to account for the Mandatory Redemption under the guidance in ASC 470, subtopic 60. This accounting would be materially different from what is reflected in these unaudited pro forma condensed consolidated financial statements.

          (d)   As of January 1, 2009, the Company adopted FSP EITF 03-6-1, Determining Whether Instruments Granted Share-Based Payment Transactions Are Participating Securities (ASC 260, subtopic 10) which states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are considered participating securities and shall be included in the computation of net income (loss) per share pursuant to the two-class methodology described in SFAS No. 128, Earnings Per Share (ASC 260). As required by ASC 260, subtopic 10, prior period net income (loss) per share data has been adjusted retrospectively. For the purposes of these pro forma condensed consolidated financial statements, the Company has adjusted its historical data for the year ended December 31, 2008 and has applied ASC 260, subtopic 10 to the pro forma statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

        The tables below set forth the computation of basic and diluted net income (loss) per share (in thousands, except per share data). Note that the share and per share information below have not been adjusted for the 1-for-10 reverse stock split that will occur prior to the Mandatory Redemption:

	For the Year Ended December 31, 2008
	Historical	Exchange Offer Pro Forma Adjustments	Exchange Offer Pro Forma	Mandatory Redemption Pro Forma Adjustments	Pro Forma
Basic:
Numerator:
Net income (loss):	$(249,829)	$—	$(249,829)	$40,059	$(209,770)
Less: Net income (loss) allocated to participating securities	9,011	—	9,011	(6,679)	2,332

Net income (loss) attributable to stockholders	$(240,818)	$—	$(240,818)	$33,379	$(207,439)

Denominator:
Weighted average shares outstanding	150,034	—	150,034	336,740	486,773
Weighted average unvested restricted shares outstanding	(5,412)	—	(5,412)	—	(5,412)

Denominator for basic net income (loss) per share	144,622	—	144,622	336,740	481,361

Basic net income (loss) per share attributable to common stockholders	$(1.67)		$(1.67)		$(0.43)

Diluted:
Numerator:
Net income(loss):	$(249,829)	$—	$(249,829)	$40,059	$(209,770)
Less: Net income (loss) allocated to participating securities	9,011	—	9,011	(6,679)	2,332

Net income (loss) attributable to stockholders	$(240,818)	$—	$(240,818)	$33,379	$(207,439)

Denominator:
Denominator for basic calculation	144,622	—	144,622	336,740	481,361
Weighted average effect of dilutive stock options	—	—	—	—	—

Denominator for diluted net income (loss) per share	144,622	—	144,622	336,740	481,361

Diluted net income (loss) per share attributable to common stockholders	$(1.67)		$(1.67)		$(0.43)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

	For the Six Months Ended June 30, 2009
	Historical	Exchange Offer Pro Forma Adjustments	Exchange Offer Pro Forma	Mandatory Redemption Pro Forma Adjustments	Pro Forma
Basic:
Numerator:
Net income (loss):	$47,503	$—	$47,503	$23,192	$70,695
Less: Net income (loss) allocated to participating securities	(1,394)	—	(1,394)	751	(643)

Net income (loss) attributable to stockholders	$46,109	$—	$(46,109)	$23,942	$70,051

Denominator:
Weighted average shares outstanding	151,415	—	151,415	336,740	488,155
Weighted average unvested restricted shares outstanding	(4,443)	—	(4,443)	—	(4,443)

Denominator for basic net income (loss) per share	146,972	—	146,972	336,740	483,712

Basic net income (loss) per share attributable to common stockholders	$0.31		$0.31		$0.14

Diluted:
Numerator:
Net income(loss):	$47,503	$—	$47,503	$23,192	$70,695
Less: Net income (loss) allocated to participating securities	(1,390)	—	(1,390)	747	(643)

Net income (loss) attributable to stockholders	$46,113	$—	$46,113	$23,939	$70,051

Denominator:
Denominator for basic calculation	146,972	—	146,972	336,740	483,712
Weighted average effect of dilutive stock options	474	—	474	—	474

Denominator for diluted net income (loss) per share	147,446	—	147,446	336,740	484,186

Diluted net income (loss) per share attributable to common stockholders	$0.31		$0.31		$0.14

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

          (e)   To record the impact of the Exchange Offer and the Mandatory Redemption on interest expense, the Company recorded the following adjustments in the table below for the year ended December 31, 2008 and for the six months ended June 30, 2008:

	Historical	Exchange Offer Pro Forma Adjustments	Exchange Offer Pro Forma	Mandatory Redemption Pro Forma Adjustments	Pro Forma
For the year ended December 31, 2008
Interest expense—before capitalization of interest	$53,036	$—	$53,036	$(41,786)	$11,250
Capitalized portion of interest	(5,294)	—	(5,294)	1,727	(3,567)

Interest expense	$47,742	$—	$47,742	$(40,059)	$7,683

For the six months ended June 30, 2009
Interest expense—before capitalization of interest	$29,607	$—	$29,607	$(23,982)	$5,625
Capitalized portion of interest	(2,212)	—	(2,212)	790	(1,422)

Interest expense	$27,395	$—	$27,395	$(23,192)	$4,203

            The change in interest expense—before capitalization of interest, is determined by the lower effective interest rate on the New Notes relative to the Existing Notes and the lower total indebtedness outstanding. The Company also estimated the impact of the lower effective interest rate with respect to the capitalized portion of interest. On a pro forma basis, for the year ended December 31, 2008, the Company estimates that it would have capitalized $1.7 million less interest expense than the $5.3 million recorded historically, assuming the Mandatory Redemption occurred on January 1, 2008. For the six months ended June 30, 2009, the Company estimates that it would have capitalized $0.8 million less interest expense than the $2.2 million recorded historically, assuming the Mandatory Redemption occurred on January 1, 2009.

          (f)    Income tax effects of pro forma adjustments are assumed to be $0, as the Company has substantial net operating loss carryforwards from prior periods and continues to maintain a full valuation allowance on its deferred tax assets.

Opinion of Our Financial Advisor

        On October 22, 2009, RBC Capital Markets Corporation ("RBC") rendered its oral opinion, which was subsequently confirmed in writing, to the Board of Directors (the "Board of Directors") of FiberTower Corporation (the "Company"), and which addressed, subject to the limitations and assumptions set forth in the opinion, the fairness, from a financial point of view, to the current holders of common stock of the Company (the "Stockholders") of the Redemption Consideration to be received by the holders (the "Holders") of the Existing Notes pursuant to the terms of the Exchange Offer and the Mandatory Redemption (collectively, the "Transaction") described in the draft Offering Memorandum and Consent Solicitation Statement received by RBC from the Company on October 19, 2009 (the "Offering Memorandum"), the final version of which was attached as an exhibit to the Company's Tender Offer Statement filed with the SEC on October 26, 2009. RBC'S OPINION AND ANALYSIS DO NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION CONTEMPLATED BY THE OFFERING MEMORANDUM, INCLUDING THE FAIRNESS OF SUCH TRANSACTION AND THE CONSIDERATION TO BE PAID TO THE HOLDERS PURSUANT TO THE TRANSACTION, AND DO NOT CONSTITUTE A RECOMMENDATION TO THE STOCKHOLDERS AS TO HOW THEY SHOULD VOTE WITH RESPECT TO THE TRANSACTION OR TO THE HOLDERS WITH RESPECT TO WHETHER OR NOT THEY SHOULD TENDER THE EXISTING NOTES IN THE TRANSACTION. RBC'S OPINION AND ANALYSIS WERE NOT PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE.

        Based upon the express limitations contained in its opinion, RBC believes that the Stockholders, the Holders and any other persons (other than the Board of Directors) are not entitled to rely upon or otherwise use its opinion or analysis for any purpose, and RBC would intend to assert the substance of the noted limitations on use against any Stockholder, Holder or any other such person seeking to or otherwise claiming a right to rely upon or otherwise use such opinion or analysis. Subject to the foregoing, RBC has not objected to the inclusion of its opinion or the summary of its analysis as part of this Proxy Statement.

        The foregoing factors should be taken into account in deciding whether RBC's opinion and analysis should be considered by readers of this Proxy Statement.

        The full text of the written opinion of RBC, dated October 22, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex A to this Proxy Statement and is incorporated herein by reference.

        In connection with rendering the opinion described above, RBC, among other things:

  (i)
  reviewed the financial terms described in the Offering Memorandum;

  (ii)
  reviewed a summary of the financial terms of the Existing Notes, the Interim Notes and the New Notes;

  (iii)
  reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical and projected operating and financial data relating to the Company made available to RBC from published sources and from the internal records of the Company;

  (iv)
  conducted discussions with members of management of the Company with respect to the business prospects and financial outlook of the Company;

  (v)
  reviewed the reported prices and trading activity for the common stock of the Company;

  (vi)
  analyzed market valuation metrics of other comparable public companies in order to calculate the implied enterprise value of the Company;

  (vii)
  analyzed market valuation metrics of selected precedent transactions in order to calculate the implied enterprise value of the Company;

  (viii)
  performed a discounted cash flow analysis under multiple scenarios to calculate the implied enterprise value of the Company using discount rates RBC deemed appropriate;

  (ix)
  using the results of the analyses described in (vi) through (viii) above, calculated and compared the implied equity value of the Company assuming completion of the Transaction, on the one hand, and assuming that the Company does not consummate the Transaction, on the other hand;

  (x)
  calculated the implied enterprise and equity value of the Company at the time of maturity of the Existing Notes in the event the Company does not consummate the Transaction; and

  (xi)
  performed other studies and analyses which RBC deemed appropriate.

        RBC's opinion is for the information of the Board of Directors and was rendered to the Board of Directors in connection with their consideration of the Transaction. The opinion may not be used for any other purpose without RBC's prior written consent. RBC was not requested to opine as to, and RBC's opinion does not in any manner address, (1) the underlying business decision to proceed with or effect the Transaction or (2) any of the financial or other terms of the Transaction. Except as otherwise specifically set forth in the opinion, RBC expressed no opinion as to the fairness of any portion or aspect of the Transaction to the Stockholders, the Holders or to the holders of any other class of securities, creditors or other constituencies of the Company. In particular, RBC expressed no opinion as to the prices at which any publicly-traded shares of common stock of the Company will trade at any future time. RBC's opinion was approved by its fairness committee. The opinion was not intended to be and did not constitute a recommendation to the members of the Board of Directors as to whether they should approve the Transaction.

        In giving its opinion, RBC assumed and relied upon, without independent verification, the accuracy and completeness of all information that was either publicly available or supplied or otherwise made available to it by management of the Company for the purposes of its opinion. RBC further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to financial forecasts, projections and other data furnished or otherwise provided to it, RBC assumed that they were reasonably prepared on a basis reflecting the best then currently available estimates and good faith judgments of the management of the Company as to those matters, and RBC relied on such forecasts, projections and data in arriving at its opinion. RBC expressed no opinion with respect to such financial forecasts, projections and data or the assumptions upon which they were based, and assumed no responsibility for independently verifying, and did not independently verify, such information. In addition, RBC did not make any independent valuation or appraisal of the assets or liabilities of the Company. RBC assumed that the Transaction will be consummated in accordance with the terms set forth in the Offering Memorandum, without any waiver of any material terms or conditions set forth therein. RBC further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained without any effect on the Company, the Transaction or the contemplated benefits of the Transaction in any way meaningful to its analysis. RBC's opinion was necessarily based on market, economic, financial and other conditions as they existed on, and the information made available to it as of, the date of the opinion. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion.

        The following is a summary of the material financial and comparative analyses delivered by RBC to the Board of Directors in connection with rendering its opinion described above. Based on the implied enterprise value ranges for the Company calculated by RBC in each of the following analyses plus the estimated liquidation value of the Company's excess (unused) national spectrum portfolio of 24 GHz and 39 GHz wide-area spectrum licenses that the Company could reasonably sell without impacting its ongoing operations (the "Excess Spectrum Holdings") as determined by RBC, and applying its professional judgment, RBC selected a representative range of $200 million to $265 million for the implied enterprise value of the Company (the "Representative Range"). The summary does not purport to be a complete description of the analyses performed by RBC, nor does the order of analyses described represent relative importance or weight given to those analyses by RBC. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of RBC's financial analyses.

Comparable Public Company Analysis

        RBC analyzed market valuation metrics (enterprise value as multiples of estimated earnings before interest, taxes, depreciation and amortization, which they refer to as EBITDA, and revenue), commonly referred to as trading multiples, of selected companies in the fiber and broadband wireless network sectors deemed reasonably comparable to the Company for the purposes of this analysis. The companies RBC reviewed were: tw telecom Inc., Level 3 Communications Inc., Global Crossing Ltd., Cogent Communications Group Inc., AboveNet Inc. and TowerStream Corporation.

        Although no company is directly comparable to the Company, RBC selected these companies because it believed that they had characteristics that were instructive for purposes of its analysis. RBC reviewed the trading multiples for the selected companies based upon publicly available estimates and information. It should be noted that RBC determined that it was precluded from applying EBITDA trading multiples as a component of this analysis as a result of the Company's current negative EBITDA.

        RBC applied revenue trading multiples derived from these companies to management's 2009 and 2010 projected revenue of the Company for both a "base case" and "fast growth" scenario. This analysis indicated the following ranges of enterprise values for the Company, excluding the liquidation value of the Excess Spectrum Holdings (references to "FTWR" below are to the Company, $ values are in thousands):

          Base Case

	2009E Revenue Multiple	Implied FTWR Enterprise Value	2010E Revenue Multiple	Implied FTWR Enterprise Value
High	2.9x	$185,126	2.6x	$214,700
Median	2.3x	$145,055	2.2x	$184,405
Mean	2.2x	$138,202	1.9x	$160,783
Low	0.8x	$48,012	0.7x	$60,012

          Fast Growth

	2009E Revenue Multiple	Implied FTWR Enterprise Value	2010E Revenue Multiple	Implied FTWR Enterprise Value
High	2.9x	$185,693	2.6x	$231,275
Median	2.3x	$145,498	2.2x	$198,643
Mean	2.2x	$138,624	1.9x	$173,196
Low	0.8x	$48,159	0.7x	$64,645

        RBC believes that the comparable public company analysis is of little or no relevance to a decision by a Stockholder to approve or not approve the issuance of shares of common stock in the Mandatory Redemption, or by a Holder to tender or not tender its Existing Notes in the Exchange Offer. In addition, RBC's opinion did not address, and the comparable public company analysis should not be relied upon as indicating, the price at which the Company's common stock will trade at any future time.

Precedent Transactions Analysis

        RBC reviewed selected precedent transactions involving companies in the fiber and broadband wireless network sectors. Specifically, RBC reviewed nineteen transactions that occurred between October 2006 and October 2009 in which the following companies were acquired: Allegheny Energy, FiberNet Telecom Group, Pacific Crossing Limited, Columbia Fiber Solutions, Citynet Fiber Network, Globalcom, Northwest Telephone, Inc., DataNet and KeySpan Communications, FirstEnergy Telecom, Onvoy, Indiana Fiber Works, Memphis Network, Neon, PPL Telcom, Norlight, Impsat Fiber Networks, Broadwing Communications Services and IDACOMM.

        For each of the selected precedent transactions, using available information, RBC analyzed the enterprise value of the target company expressed as a multiple of EBITDA and revenue. It should be noted that RBC determined that it was precluded from applying EBITDA trading multiples as a component of this analysis as a result of the Company's current negative EBITDA. RBC applied revenue multiples derived from the precedent transactions to management's projected 2009 revenue of the Company under both a "base case" and "fast growth" scenario. This analysis indicated the following ranges of enterprise values for the Company, excluding the liquidation value of the Excess Spectrum Holdings (references to "FTWR" below are to the Company, $ values are in thousands):

	Implied FTWR Enterprise Value
	2009P Revenue Multiple	Base Case	Fast Growth Case
High	3.5x	$221,424	$222,103
Median	2.0x	$126,528	$126,916
Mean	1.9x	$120,202	$120,570
Low	0.6x	$37,958	$38,075

        RBC believes that the precedent transactions analysis is of little or no relevance to a decision by a Stockholder to approve or not approve the issuance of shares of common stock in the Mandatory Redemption, or by a Holder to tender or not tender its Existing Notes in the Exchange Offer. In addition, RBC's opinion did not address, and the precedent transactions analysis should not be relied upon as indicating, the price at which the Company's common stock will trade at any future time.

Discounted Cash Flow Analysis

        Using a discounted cash flow methodology, RBC calculated the present value of the estimated future cash flows for the Company implied by management's projections for the Company under the "base case" scenario. In this analysis, RBC assumed a weighted average cost of capital of 19% to 21% and a terminal EBITDA multiple of 7.0 to 9.0x. RBC's discounted cash flow analysis implied a range of enterprise values of the Company of $177 million to $253 million, excluding the liquidation value of the Excess Spectrum Holdings.

        RBC believes that the discounted cash flow analysis is of little or no relevance to a decision by a Stockholder to approve or not approve the issuance of shares of common stock in the Mandatory Redemption, or by a Holder to tender or not tender its Existing Notes in the Exchange Offer. In addition RBC's opinion did not address, and the discounted cash flow analysis should not be relied upon as indicating, the price at which the Company's common stock will trade at any future time.

Excess Spectrum Liquidation Analysis

        RBC performed an analysis to estimate the implied liquidation value of the Excess Spectrum Holdings. RBC is not aware of any recent transaction relating to a sale of wide-area spectrum licenses that is comparable to estimate the implied liquidation value of the Excess Spectrum Holdings.

        The Company determines the carrying value of its wide-area spectrum licenses in its financial statements using an income-based approach that assumes the development, utilizing such licenses, of a business similar in nature to the Company's current business and estimates the cash flow generation potential of such business. This income-based approach requires incremental access to capital that the Company does not currently have. In the financial projections the Company provided to RBC, the Company's management assumed that it did not have the ability to raise incremental capital and thereby realize the full value of the Excess Spectrum Holdings.

        In order to estimate the liquidation value of the Excess Spectrum Holdings, RBC reviewed valuations ascribed to comparable spectrum holdings by two public companies, XO Communications, Inc. and Level 3 Communications, LLC. Based on this analysis, RBC estimated that in the event that a buyer could be identified, the liquidation value of the Excess Spectrum Holdings in a sale transaction would be equal to $25 to $50 million.

        RBC believes that the excess spectrum liquidation analysis is of little or no relevance to a decision by a Stockholder to approve or not approve the issuance of shares of common stock in the Mandatory Redemption, or by a Holder to tender or not tender its Existing Notes in the Exchange Offer. In addition RBC's opinion did not address, and the excess spectrum liquidation analysis should not be relied upon as indicating, the price at which the Company's common stock will trade at any future time.

Equity Value Conclusions

        RBC used the findings from each of the four preceding analyses to draw conclusions as to the value of the Company's equity under both a pre-restructuring and post-restructuring scenario. Based on the findings of the Comparable Public Company Analysis, Precedent Transactions Analysis and the Discounted Cash Flow Analysis, RBC determined a relevant range for the value derived from ongoing operations of the Company equal to $175 million to $215 million, excluding the liquidation value of the Excess Spectrum Holdings. RBC used this range, combined with the range of values determined by the Excess Spectrum Liquidation Analysis of $25 to $50 million, to determine the Representative Range of $200 million to $265 million. Using the Representative Range, RBC evaluated the implied equity value of the Company under both a pre-restructuring and post-restructuring scenario by subtracting the relevant debt obligations of the Company under each scenario, as set forth in the table below:

	Pre-Restructuring		Post-Restructuring
	Low	High	Low	High
Value Derived from Operations	$175,000	$215,000	$175,000	$215,000
Liquidation Value of Excess Spectrum	25,000	50,000	25,000	50,000

Total Enterprise Value	200,000	265,000	200,000	265,000
Less: Net Debt	(229,950)	(229,950)	(53,417)	(53,417)

Implied Equity Value—Total	$(29,950)	$35,050	$146,583	$211,583
Implied Equity Value—Current Shareholders(1)	$(29,950)	$35,050	$45,441	$65,591
Implied Equity Value/Share	$(0.20)	$0.23	$0.30	$0.43

(1)
Represents 31% ownership, post-restructuring asuming all of the outstanding Existing Notes are exchanged for Interim Notes and the Interim Notes are mandatorily redeemed.

        Assuming the Company does not consummate the Transaction, based on the analyses above, the implied equity value of the Company ranges from a negative $0.20 per share to a positive $0.23 per share.

        However, assuming that the Company does consummate the Transaction, based on the analyses above, the implied equity value of the Company ranges from $0.30 per share to $0.43 per share, which range is greater than the range of implied equity values of the Company assuming the Company does not consummate the Transaction as set forth above.

        RBC believes that its equity value conclusions are of little or no relevance to a decision by a Stockholder to approve or not approve the issuance of shares of common stock in the Mandatory Redemption, or by a Holder to tender or not tender its Existing Notes in the Exchange Offer. In addition RBC's opinion did not address, and the equity value conclusions should not be relied upon as indicating, the price at which the Company's common stock will trade at any future time.

Valuation at Debt Maturity Analysis

        Finally, RBC performed an analysis calculating the estimated enterprise value of the Company at the time of maturity of the Existing Notes based on the assumption that the Company does not consummate the Transaction. Specifically, RBC applied EBITDA multiples of 6.5x to 8.5x to the Company's projected 2012 EBITDA under both the "base case" and "fast growth" scenarios to derive an implied enterprise value range for the Company at such future time (including the estimated midpoint liquidation value of the Excess Spectrum Holdings of $37.5 million). Under the base case scenario, the implied enterprise value for the Company at the time of maturity of the Existing Notes ranged from $231.5 million to $291.2 million. Under the fast growth scenario, the implied enterprise value for the Company at the time of maturity of the Existing Notes ranged from $355 million to $452.8 million. RBC then subtracted relevant debt obligations of the Company (the Existing Notes) of approximately $411.6 million at maturity in 2012, from each of these ranges, resulting in: (1) an implied equity value in the base case scenario ranging from negative $1.19 per share to negative $0.79 per share, and (2) an implied equity value in the fast growth scenario ranging from negative $0.37 per share to positive $0.27 per share.

        Based on such analysis, RBC observed that if the Company does not consummate the Transaction, only under the Company's fast growth scenario using EBITDA multiples of 8.0x or greater would the Stockholders realize a positive implied value per share at the time the Existing Notes mature and, in any event, such implied value per share is less than the implied value per share determined on a post-restructuring basis as detailed in the Equity Value Conclusions described above.

        While RBC believes that the valuation at debt maturity analysis was an appropriate and reasonable way to generally analyze the value of the Company in the event that it does not proceed with the Transaction, RBC believes that an analysis intended to provide reasonable estimates of enterprise and equity value should the Company not proceed with the Transaction to be substantially more complex, and thus RBC believes that the valuation at debt maturity analysis is of little or no relevance to a decision by a Stockholder to approve or not approve the issuance of shares of common stock in the Mandatory Redemption, or by a Holder to tender or not tender its Existing Notes in the Exchange Offer.

        The Redemption Consideration to be paid in connection with the consummation of the Transaction was determined by the Company through arm's length negotiations. RBC did not advise the Company during these negotiations. Furthermore, RBC did not recommend any specific amount of consideration to the Company or the Board of Directors to be paid in connection with the Transaction, that any specific amount of consideration constituted the only appropriate consideration for the Transaction or that the terms of the Transaction are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated.

        The Board of Directors selected RBC as the Company's financial advisor based on its qualifications and expertise in providing financial advice to acquirers, target companies and their respective boards of directors in merger and acquisition transactions. During the two years preceding the date of the opinion RBC was not engaged by, and did not perform any services for or receive any compensation from, the Company. The Company has paid RBC a fee for delivering its opinion to the Board of Directors, in addition to the payment of an initial fee previously paid to RBC upon its engagement by the Company to provide such opinion. As a result, RBC's compensation is not dependent upon the successful consummation of the Transaction. In addition, the Company has agreed to reimburse RBC for travel and other reasonable out-of-pocket expenses incurred in connection with, or arising out of RBC's activities under or contemplated by, its engagement, and to indemnify RBC and its affiliates for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        RBC's opinion was one of many factors considered by the Board of Directors in evaluating the Transaction and should not be viewed as determinative of the views of the Board of Directors with respect to the Transaction.

PROPOSAL NO. 2: APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING

Description of the Proposal

        Our Board of Directors is requesting that the stockholders approve the adjournment of the Special Meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies.

Vote Required

        Approval of Proposal No. 2 will require the approval of a majority of the votes cast (including abstentions). Abstentions will be included in determining the number of votes cast. As a result, abstentions will have the effect of a negative vote when determining whether Proposal No. 2 has been approved.

Board Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSAL NO. 2.

        It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies FOR the approval of Proposal No. 2.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of November 2, 2009 by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act) known to us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our "Named Executive Officers," (iii) each of our directors, and (iv) all of our executive officers and directors as a group. As of November 2, 2009, there were 151,285,539 shares of FiberTower common stock outstanding, and the percentages in the table below were calculated based on such number of outstanding shares. Unless otherwise indicated, the business address of each director and executive officer named below is c/o FiberTower Corporation, 185 Berry Street, Suite 4800, San Francisco, California 94107. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

        Beneficial ownership is determined by the rules of the Securities and Exchange Commission and includes voting or investment power of the securities. Shares of our common stock subject to stock options or other rights to acquire which are now exercisable or are exercisable within 60 days after November 2, 2009 are considered outstanding for purposes of computing the percentage ownership of the persons holding these stock options or other rights, but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Crown Castle Investment Corp.(1) 1220 Augusta Drive, Suite 500 Houston, Texas 77057	26,352,956	17.4%
Arthur J. Samberg(2) 500 Nyala Farm Road Westport, Connecticut 06880	14,991,919	9.8%
OZ Management, L.L.C. and affiliates(3) 9 West 57th Street, 39th Floor New York, New York 10019	15,671,571	9.7%
JDS Capital Management, Inc.(4) 767 Third Avenue, 32nd Floor New York, New York 10017	13,034,000	8.6%
Aspen Advisors LLC and affiliates(5) 152 West 57th Street, 46th Floor New York, New York 10019	12,651,614	8.4%
Solus Alternative Asset Management LP(6) 430 Park Avenue, 9th Floor New York, New York 10022	12,459,807	7.6%
Kurt J. Van Wagenen(7)	1,343,747	*
Thomas A. Scott(8)	1,033,220	*
Ravi Potharlanka(9)	819,402	*
Joseph M. Sandri, Jr.(10)	338,499	*
Michael Finlayson(11)	—	*
Michael P. Casey(12)	—	*

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Patrick J. Coughlin	—	*
David L. Jones(13)	284,401	*
John D. Beletic(14)	543,884	*
Randall A. Hack(14)	343,578	*
Mark E. Holliday	180,179	*
Philip M. Kelley	—	*
John P. Kelly(15)	26,352,956	17.4%
John B. Muleta(16)	60,000	*
Steven D. Scheiwe	230,593	*
Neil S. Subin	230,593	*
All executive officers and directors as a group (14 persons)(17)	31,761,052	21.0%

*
Less than 1.0%

(1)
This information is based on a Schedule 13D filed on September 8, 2006 by Crown Castle International Corp. ("Crown Castle"), and Crown Castle Investment Corp. ("Crown Castle Investment"), a wholly-owned subsidiary of Crown Castle. Crown Castle Investment holds 26,352,956 shares of our common stock. Crown Castle expressly disclaims beneficial ownership of the shares held by Crown Castle Investment, except to the extent that it has a pecuniary interest in Crown Castle Investment. Crown Castle and Crown Castle Investment may be deemed to have shared voting and dispositive power over such shares.

(2)
This information is based on a Schedule 13G/A (Amendment No. 1) filed on February 27, 2009 by Arthur J. Samberg, as adjusted as described below. As of December 31, 2008, Mr. Samberg had the power to vote or direct the voting of, and the power to dispose or direct the disposition of, an aggregate of 14,991,919 shares of our common stock consisting of: (a) 10,418,800 shares of our common stock held in Mr. Samberg's individual capacity, (b) 2,965,402 shares of our common stock held for the account of certain clients for which Pequot Capital Management, Inc. ("Pequot Capital") acts as an investment advisor and (c) 1,607,717 shares of our common stock that Porridge, LLC ("Porridge") has the right to acquire upon conversion of our Existing Notes. Mr. Samberg is the executive officer, director and the controlling shareholder of Pequot Capital and the managing member of Porridge. This Schedule 13G reported the number of shares of our common stock into which the Existing Notes were convertible at the original conversion price, rather than the reduced conversion price which was effective November 9, 2008. The amounts shown herein have been adjusted to reflect the current conversion price.

(3)
This information is based on a Schedule 13G (Amendment No. 3) filed on February 17, 2009 by OZ Management, LP ("OZ"), Och-Ziff Holding Corporation ("OZHC"), Och-Ziff Capital Management Group LLC ("OZM"), Daniel S. Och, and OZ Master Fund, Ltd. ("OZMD"), as adjusted as described below. As of December 31, 2008, each of OZ, OZHC and OZMD had the power to vote or direct the voting of, and the power to dispose or direct the disposition of, an aggregate of 15,671,571 shares of our common stock, consisting of (a) 5,462,568 shares held as common stock and (b) 10,209,003 shares of our common stock that OZ has the right to acquire upon conversion of Existing Notes at the discretion of OZ. OZ serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over such shares, including such an account for OZMD. OZHC serves as the general partner of OZ. OZM is the sole shareholder of OZHC and Och-Ziff Holding LLC, which serves as the general partner of another investment fund. Mr. Daniel S. Och is the Chief Executive Officer and Executive Managing Director of OZM. This Schedule 13G reported the number of shares of our common stock into which the Existing Notes were convertible at the original conversion price, rather than the reduced conversion price which was effective November 9, 2008. The amounts shown herein have been adjusted to reflect the current conversion price.

(4)
This information is based on a Schedule 13G/A (Amendment No. 1) filed on February 13, 2009 by JDS Capital Management, Inc. ("JDS"). As of December 31, 2008, JDS had the power to vote or direct the voting of, and the power to dispose or direct the disposition of, an aggregate of 13,034,000 shares of our common stock.

(5)
This information is based on a Schedule 13G (Amendment No. 1) filed on June 1, 2009 by Aspen Advisors LLC ("Aspen Advisors"), EnterAspen Limited ("EnterAspen"), Owl Creek Capital LLC ("Owl Creek Capital"), Owl Creek Capital Management LLC ("Owl Creek Capital Management") and Nikos Hecht. As of June 1, 2009, Aspen Advisors was the beneficial owner of 9,725,408 shares of our common stock. Of such shares beneficially owned by Aspen Advisors, 8,620,520 were directly owned by EnterAspen, a private client account of Aspen Advisors, and 1,104,888 were owned by another private client. Of the 9,725,408 shares of common stock that Aspen Advisors beneficially owned, Aspen Advisors had (i) shared dispositive authority with respect to 1,854,888 shares and (ii) shared voting authority with respect to all 9,725,408 shares. EnterAspen directly owned and was the beneficial owner of 8,620,520 shares of our common stock. Of the 8,620,520 shares of Common Stock that EnterAspen directly owned, EnterAspen had (i) sole dispositive authority with respect to 7,870,520 shares, (ii) shared dispositive power with respect to 750,000 shares and (iii) shared voting authority with respect to all 8,620,520 shares. An investment limited liability company with Owl Creek Capital as its managing member and Owl Creek Capital Management as its manager directly owned 2,327,006 shares of our common stock. Of the 2,327,006 shares of Common Stock that such investment limited liability company directly owned, such investment limited liability company had (i) shared dispositive authority with respect to all 2,327,006 shares and (ii) shared voting authority with respect to all 2,327,006 shares. Owl Creek Capital Management and Owl Creek Capital, as the investment manager and managing member, respectively, of the investment limited liability company, may be deemed to share beneficial ownership of all 2,327,006 shares beneficially owned by such investment limited liability company. Mr. Hecht is the sole member of the managing member of Aspen Advisors and the managing member of each of Owl Creek Capital and Owl Creek Capital Management. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of (i) the 9,725,408 shares of the Common Stock directly owned by EnterAspen and the other private client of Aspen Advisors and (ii) the 2,327,006 shares of the Common Stock directly owned by the investment limited liability company, through its account managed by Owl Creek Capital Management. In addition, Mr. Hecht directly owned and was the beneficial owner of an additional 599,200 shares of Common Stock over which he had sole voting authority and sole dispositive authority. Due to his direct holdings and status as sole member of the managing member of Aspen Advisors and the managing member of each of Owl Creek Capital and Owl Creek Capital Management, Mr. Hecht may be deemed to beneficially own 12,651,614 shares of Common Stock.

(6)
This information is based on a Schedule 13G Amendment filed on February 17, 2009 by Solus Alternative Asset Management LP ("Solus"), Solus GP LLC, and Christopher Pucillo, as adjusted as described below. As of December 31, 2008, Solus, Solus GP LLC and Mr. Pucillo had the power to vote or direct the voting of, and the power to dispose or direct the disposition of, an aggregate of 15,209,807 shares of our common stock consisting of (a) 2,750,000 shares held as common stock and (b) 12,459,807 shares of our common stock that Solus has the right to acquire upon conversion of our Existing Notes. Solus GP LLC is the general partner of Solus, and Mr. Pucillo is the managing member of Solus. This Schedule 13G reported the number of shares of our common stock into which the Existing Notes were convertible at the original conversion price, rather than the reduced conversion price which was effective November 9, 2008. The amounts shown herein have been adjusted to reflect the current conversion price. We have been advised that Solus and its affiliates no longer own the 2,750,000 shares of common stock reported as owned as of December 31, 2008.

(7)
Includes 468,747 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(8)
Includes 372,220 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(9)
Includes 178,255 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(10)
Includes 169,999 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(11)
Mr. Finlayson's employment ended effective August 31, 2008, and he is no longer subject to the reporting requirements of Section 16 of the Exchange Act with respect to our common stock. As a result, we are unable to determine how many shares of our common stock he owns.

(12)
Mr. Casey's employment ended effective May 29, 2009, and he is no longer subject to the reporting requirements of Section 16 of the Exchange Act with respect to our common stock. As a result, we are unable to determine how many shares of our common stock he owns.

(13)
Includes 124,227 shares of common stock subject to options that will be exercisable within 60 days.

(14)
Includes 112,985 shares of common stock subject to options that are currently exercisable.

(15)
Consists of 26,352,956 shares held by Crown Castle Investment. Mr. Kelly is Executive Vice Chairman of Crown Castle Investment and a director and Executive Vice Chairman of Crown Castle, which is the sole stockholder of Crown Castle Investment, and, as such, may be deemed to be an indirect beneficial owner of the reported securities. Except to the extent of any indirect pecuniary interest therein, Mr. Kelly and Crown Castle disclaim beneficial ownership of the securities beneficially owned by Crown Castle Investment.

(16)
Represents 60,000 shares of common stock subject to options that are currently exercisable.

(17)
Excludes Messrs. Finlayson and Casey, who are no longer employed by us. Includes 26,352,956 shares of common stock owned by Crown Castle Investment Corp., of which Mr. Kelly is Executive Vice Chairman.

 OTHER MATTERS

        As to procedural matters or any matters other than those described in this Proxy Statement that are determined to be properly brought before the Special Meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Stockholder Proposals for the 2010 Annual Meeting

        Any stockholder who wants to present a proposal at the 2010 Annual Meeting of Stockholders and to have that proposal included in our proxy statement and form of proxy for that annual meeting must submit the proposal in writing to our Secretary at our principal executive offices by December 24, 2009 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

        Any stockholder who wants to submit a proposal at the 2010 Annual Meeting of Stockholders that is not to be included in our proxy statement and form of proxy for that annual meeting must deliver notice of the proposal to us by no later than March 10, 2010.

Incorporation by Reference

        We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC's website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are also available free of charge through our website at http://www.fibertower.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this Proxy Statement or our other securities filings and is not a part of this Proxy Statement.

        We are incorporating the following information by reference into this Proxy Statement:

  •
  The information included in our Offering Memorandum and Consent Solicitation Statement dated October 26, 2009, filed as Exhibit (a)(1) to our Tender Offer Statement on Schedule TO, filed with the SEC on October 26, 2009;

  •
  Our audited consolidated historical financial statements, the notes thereto and the independent registered public accounting firm's report thereon included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 13, 2009;

  •
  Our unaudited consolidated historical financial statement and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 7, 2009;

  •
  The information included under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on March 13, 2009 and August 7, 2009, respectively; and

  •
  The information included under the heading "Quantitative and Qualitative Disclosures about Market Risk" in each of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on March 13, 2009 and August 7, 2009, respectively.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting, to the extent that they update the information included herein or incorporated by reference above, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

Forward-Looking Statements

        This Proxy Statement includes "forward-looking" statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include statements regarding, among other things, our financial and business prospects, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, expected cost per site, anticipated customer growth, expansion plans, expected cost savings associated with our reduction in workforce in 2008 and anticipated cash balances. There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, among other things, negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

Independent Registered Public Accounting Firm

        The consolidated financial statements of FiberTower Corporation at December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference in this Proxy Statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein.

        We do not expect that representatives of Ernst & Young LLP will be present at the Special Meeting.

*          *          *          *           *

        EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE PROXY IF YOU REQUESTED SUCH TO BE MAILED TO YOU.

        You can view our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, including exhibits, free of charge, by visiting Investor Relations at www.fibertower.com or sending your request to Investor Relations, 185 Berry Street, Suite 4800, San Francisco, California 94107. We will furnish to interested stockholders a copy of any exhibit to the Form 10-K or Form 10-Q, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the Company's Secretary at our headquarters at 185 Berry Street, Suite 4800, San Francisco, California 94107.

Annex A

OPINION OF RBC CAPITAL MARKETS CORPORATION

[LOGO]	RBC Capital Markets Corporation 3200 Cherry Creek South Drive, Suite 500 Denver, CO 80209 Telephone: 303-778-5555 Fax: 303-778-5599

STRICTLY PRIVATE AND CONFIDENTIAL

October 22, 2009

Board of Directors
FiberTower Corporation
185 Berry Street
Suite 4800
San Francisco, California 94107

Members of the Board of Directors:

        You have requested our opinion with respect to the fairness, from a financial point of view, to the current holders (the "Stockholders") of common stock, par value $0.001 per share (the "Common Stock"), of FiberTower Corporation (the "Company") of the Exchange Consideration (as defined below) received by the holders (the "Holders") of the Company's currently outstanding 9.00% Convertible Senior Secured Notes (the "Existing Notes") pursuant to the transactions contemplated in the draft Offering Memorandum and Consent Solicitation Statement received by us from the Company on October 19, 2009 (the "Offer Document") and summarized below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer Document.

        The Offer Document contemplates a tender offer (the "Exchange Offer") for the Existing Notes, in which Holders will receive $1,000 principal amount of the Company's 9.00% Mandatorily Redeemable Convertible Senior Secured Notes (the "Interim Notes") for each $1,000 principal amount of Existing Notes that are tendered and accepted. The terms of the Interim Notes will be identical to the terms of the Existing Notes, except that: (i) the Interim Notes will be mandatorily redeemable by the Company upon the satisfaction of certain conditions described below for a combination of cash, shares of Common Stock and an amount of the Company's 9.00% Senior Secured Notes (the "New Notes") as described below, and (ii) by virtue of certain amendments to the terms of the Existing Notes resulting from the effect of the consents solicited by the Offer Document, the security interests securing the obligations under the Interim Notes will rank ahead of the security interests securing the obligations under the Existing Notes, and the Interim Notes will be guaranteed by a future subsidiary to which the Company will be obligated to transfer its existing Federal Communications Commission ("FCC") licenses (subject to FCC approval). Such future subsidiary will guarantee the Existing Notes on a subordinated basis.

        The Offer Document specifies that it is a condition to the consummation of the Exchange Offer that Holders representing more than 50% of the aggregate principal amount of the Existing Notes deliver their consents to proposed amendments to the indenture governing the Existing Notes as described in the Offer Document (the "Proposed Amendments"). The Company has entered into separately negotiated support agreements with three Holders which, in the aggregate, hold 50.1% of the outstanding principal amount of the Existing Notes. According to the Company, under the terms of these support agreements, such Holders have agreed, among other things, to tender their Existing Notes in the Exchange Offer and to consent to the Proposed Amendments.

        The Offer Document further contemplates that, upon the satisfaction (or, with regard to the condition (iii) listed immediately below, the waiver by the holders of a majority in principal amount of the Interim Notes) of the following conditions before the close of business on May 1, 2010, the New Notes will be mandatorily redeemed (the "Mandatory Redemption"): (i) receipt of Stockholder approval in accordance with Nasdaq Stock Market requirements; (ii) receipt of FCC approval for the change of control of the Company that will result from the issuance of shares of Common Stock in the Mandatory Redemption; and (iii) consummation of the Exchange Offer, resulting in the exchange of not less than an aggregate of $264,416,796 in principal amount of the Existing Notes (comprising 90% or more of the outstanding Existing Notes after issuance of additional Existing Notes in payment of interest on the Existing Notes on November 16, 2009) (the "Minimum Exchange Condition").

        Upon the satisfaction of the conditions to the Mandatory Redemption described in the above paragraph, the Interim Notes will be redeemed by the Company at a redemption price per $1,000 principal amount of Interim Notes equal to: (i) $47.65 in cash; (ii) 1,146.16 shares (subject to adjustment for the Reverse Split described below) of Common Stock; and (iii) $425.46 in principal amount of New Notes. No additional amounts will be paid in the Mandatory Redemption for any accrued and unpaid interest on the Interim Notes. In order to provide sufficient shares of Common Stock for the Mandatory Redemption, the Company will amend its certificate of incorporation to effect a 10-for-1 reverse stock split of its shares of Common Stock if the conditions to the Mandatory Redemption are satisfied or waived (the "Reverse Split").

        If all of the currently outstanding Existing Notes are exchanged for Interim Notes and all of such Interim Notes are redeemed, the Company will (i) pay an aggregate of $14.0 million in cash; (ii) issue an aggregate of 336,738,828 shares (subject to adjustment for the Reverse Split described below) of Common Stock (representing approximately 69% of the Company's outstanding shares of Common Stock on a fully diluted basis, excluding shares issuable upon exercise of outstanding stock options and warrants); and (iii) issue $125.0 million in aggregate principal amount of New Notes (collectively, the "Exchange Consideration"). For purposes of this opinion, the Exchange Offer and the Mandatory Redemption are collectively referred to as the "Transaction."

        RBC Capital Markets Corporation ("RBC"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        We are acting as financial advisor to the Board of Directors of the Company (the "Board") in connection with the Transaction, and we have received a non-refundable fee for our services in connection with our engagement by the Company and will receive an additional fee for our services upon delivery of this opinion, neither of which was or is contingent upon the successful completion of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. Except as described herein, during the two years preceding the date of this opinion, RBC has not been engaged by, performed any services for or received any compensation from the Company. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation, and may also actively trade securities of the Company for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates may hold a long or short position in such securities.

        For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the Offer Document; (ii) we reviewed a summary of the financial terms of the Existing Notes, the Interim Notes and the New Notes; (iii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical and projected operating and financial data relating to the Company made available to us from published sources and from the internal records of the Company; (iv) we conducted discussions with members of the management of the Company with respect to the business prospects and financial outlook of the Company; (v) we reviewed the reported prices and trading activity for the Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

        In arriving at our opinion, we performed the following analyses in addition to the review, inquiries and analyses referred to in the preceding paragraph: (i) we analyzed market valuation metrics of other comparable public companies in order to calculate the implied enterprise value of the Company; (ii) we analyzed market valuation metrics of selected precedent transactions in order to calculate the implied enterprise value of the Company; (iii) we performed a discounted cash flow analysis under multiple scenarios to calculate the implied enterprise value of the Company; (iv) using the results of the analyses described in (i) through (iii) above, we calculated and compared the implied equity value of the Company assuming completion of the Transaction, on the one hand, and in the event the Company does not consummate the Transaction, on the other hand, and (v) we calculated the implied enterprise and equity value of the Company at the time of maturity of the Existing Notes, in the event the Company does not consummate the Transaction.

        Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analyses and factors considered, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit of any one or more parts of the analyses or factors considered, on a stand-alone basis.

        In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by management of the Company for the purposes of this opinion and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial, legal, operating and other information furnished or otherwise provided to or discussed with us by the Company (including, without limitation, the financial statements and related notes thereto of the Company, as well as financial forecasts and projections), we have assumed that such forecasts, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts, projections and data in arriving at our opinion. We express no opinion with respect to such forecasts, projections and data or the assumptions on which they are based, and have not assumed responsibility for independently verifying and have not independently verified such information. We further express no opinion with respect to the tax treatment or effects of the Transaction.

        In rendering our opinion, we have assumed that the final version of the Offer Document will not differ, in any respect material to our opinion, from the Offer Document. We also assume that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained without any effect on the Company, the Transaction or the contemplated benefits of the Transaction meaningful to our analysis, that all conditions to the consummation of the Transaction (including, without limitation, the Minimum Exchange Condition) will be satisfied without waiver thereof, that the Reverse Split will be effected prior to the Mandatory Redemption, and that the Transaction will be consummated as set forth in the Offer Document.

        In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company.

        Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.

        The opinion expressed herein is provided for the information and assistance of the Board in connection with the Transaction. We express no opinion and make no recommendation to the Stockholders as to how they should vote with respect to the Transaction. We also express no opinion as to the fairness of the Exchange Offer or the Proposed Amendments or the consideration to be paid to the holders of Existing Notes in the Transaction, and we make no recommendation to the Holders as to whether or not any Holder or any other person should tender Existing Notes in connection with the Exchange Offer or consent to the Proposed Amendments. All advice and opinions (written and oral) rendered by RBC are intended solely and exclusively for the use and benefit of the Board. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the Transaction; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC must be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

        Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction compared to any alternative business strategy or transaction in which the Company might engage.

        Our opinion addresses solely the fairness of the Exchange Consideration, from a financial point of view, to the Stockholders. Our opinion does not in any way address other terms or arrangements of the Transaction or the Offer Document, including, without limitation, the financial or other terms of any agreement or instrument contemplated by, or to be entered into in connection with, the Offer Document.

        Our opinion has been approved by RBC's Fairness Opinion Committee.

        Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,
/s/ RBC Capital Markets Corporation
RBC CAPITAL MARKETS CORPORATION

<STOCK#> 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 123456 C0123456789 12345 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 C 1234567890 J N T 0 2 3 6 6 9 1 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0145WA 0 2 C V + Special Meeting Proxy Card + Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. A FiberTower Corporation Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2. Meeting Attendance Mark box to the right if you plan to attend the Special Meeting. Change of Address — Please print new address below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian please give full title. If a corporation, please sign in full corporate name, by president or authorized officer. If a partnership, please sign in partnership name, by authorized person. B Non-Voting Items Date (mm/dd/yyyy) — Please print date below. For Against Abstain 1. To approve the issuance of up to 336,738,828 shares of common stock (subject to adjustment as described in the Proxy Statement) in the Mandatory Redemption. For Against Abstain 2. To approve the adjournment of the Special Meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies. [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1] Vote by Internet • Log on to the Internet and go to www.envisionreports.com/FTWR • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 15, 2009.

Proxy for the Special Meeting of Stockholders— FiberTower Corporation 185 Berry Street, Suite 4800 San Francisco, CA 94107 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Thomas A. Scott and Kurt J. Van Wagenen, and each of them, each with power to appoint his or her substitute, as proxies to vote and act at the Special Meeting of Stockholders of FiberTower Corporation (the “Company”) to be held on December 15, 2009 at 8:30 a.m. Pacific Standard Time at our principal executive offices, located at 185 Berry Street, Suite 4800, San Francisco, CA 94107, or any adjournment thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated below on the matters specified on the reverse side, as described in the accompanying notice of Special Meeting and proxy statement, receipt of which is acknowledged. All proxies heretofore given by the undersigned in respect of the Special Meeting are hereby revoked. Unless otherwise specified in the boxes on the reverse side hereof, this proxy will be voted FOR Proposals 1 and 2 and in the discretion of the named proxies as seems in their judgment advisable as to any other matter that may come before the Special Meeting or any adjournment thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE SEE REVERSE SIDE Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on December 15, 2009: This proxy statement is available on the internet at www.envisionreports.com/FTWR. [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1]